Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS OF REVETT MINING COMPANY, INC.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Revett Mining Company, Inc.

Spokane Valley, WA

We have audited the accompanying consolidated balance sheets of Revett Mining Company, Inc. (formerly Revett Minerals, Inc.) as of December 31, 2014 and 2013 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revett Mining Company, Inc. at December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 20. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

Spokane, WA

March 27, 2015

Revett Mining Company, Inc.

Consolidated Balance Sheets

(expressed in thousands of United States dollars except share and per share amounts)

	December 31,
	2014	2013
Assets
Current Assets
Cash and cash equivalents	$2,896	$7,951
Other receivables	8	1,164
Inventories	4,573	4,133
Prepaid expenses and deposits	325	414

Total current assets	7,802	13,662
Property, plant, and equipment (net)	16,288	65,108
Restricted cash	6,551	6,542
Available for sale securities	—	600
Other long term assets	733	736

Total assets	$31,374	$86,648

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$987	$954
Payroll liabilities	711	604
Income, property and mining taxes	107	588
Royalty payable	—	19
Current portion of capital lease obligations and notes payable	4,377	925

Total current liabilities	6,182	3,090
Long-term portion of capital lease obligations and notes payable	—	364
Reclamation liability	4,769	4,613
Deferred income taxes	—	25

Total liabilities	10,951	8,092
Commitments and contingencies (note 15)
Shareholders’ equity
Preferred stock, $0.01 par value, 25,000,000 authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value 100,000,000 authorized, 39,273,989 and 34,596,387 shares issued and outstanding at December 31, 2014 and 2013, respectively	393	88,495
Additional paid in capital	91,937	—
Accumulated other comprehensive income	—	45
Retained earnings (accumulated deficit)	(71,907)	(9,984)

	20,423	78,556

Total liabilities and shareholders’ equity	$31,374	$86,648

See accompanying notes to the consolidated financial statements.

Revett Mining Company, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(expressed in thousands of United States dollars except share and per share amounts)

Years Ended December 31, 2014 and 2013

	2014	2013
Revenues	$6	$73
Expenses:
Troy Mine suspension related costs	4,282	12,141
Depreciation and depletion	110	32
Exploration and development	951	1,379
General & administrative:
Stock based compensation	419	618
Other	2,718	3,169
Gain on change in reclamation liability estimate	—	(2,276)
Impairment of property, plant and equipment	54,724	—
Accretion of reclamation liability	382	476

	63,586	15,539

Loss from operations	(63,580)	(15,466)

Other income (expenses):
Interest expense	(118)	(662)
Interest and other income	1,346	29
Gain on warrant derivatives	—	63
Gain (loss) on available for sale securities	429	(1,376)

Total other income (expenses)	1,657	(1,946)

Net loss before income taxes	(61,923)	(17,412)

Income tax benefit
Current income tax	—	(20)
Deferred income tax	—	5,857

Net loss	$(61,923)	$(11,575)
Other comprehensive income:
Unrealized (gain) loss on available for sale securities, net of tax	(45)	583

Comprehensive loss	$(61,968)	$(10,992)

Basic and diluted loss per share (note 18)	$(1.63)	$(0.33)

Weighted average number of basic and diluted shares outstanding	38,095,792	34,592,121

See accompanying notes to the consolidated financial statements.

Revett Mining Company, Inc.

Consolidated Statements of Cash Flows

(expressed in thousands of United States dollars)

Years ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities:
Net loss	$(61,923)	$(11,575)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and depletion	110	32
Accretion of reclamation liability	382	476
Deferred financing fee amortization	3	556
Stock based compensation	419	618
Gain on change in reclamation liability estimate	—	(2,276)
Gain on disposal of fixed assets	—	(22)
Deferred income tax benefit	—	(5,857)
Gain on warrant derivative	—	(63)
Gain on insurance recovery for damaged equipment	(785)	—
Impairment of property, plant and equipment	54,724	—
Accrued interest from restricted cash	(9)	(10)
Loss (gain) on sale of available for sale securities	(429)	407
Loss on impairment of available for sale securities	—	969
Adjustment for write down of inventory	1,246	198

Changes in:
Concentrate settlement receivables	—	363
Other receivables	59	(60)
Inventories	(1,686)	169
Prepaid expenses and deposits	114	436
Accounts payable and accrued liabilities	(360)	(3,113)

Net cash used in operating activities	(8,135)	(18,752)

Cash flows from investing activities:
Sale of short term investments	—	9,264
Proceeds from the sale of available for sale securities	959	352
Proceeds from insurance recovery	1,882	—
Proceeds from sale of fixed assets	—	35
Purchase of plant and equipment	(6,240)	(1,064)

Net cash provided by (used in) investing activities	(3,399)	8,587

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	3,416	120
Proceeds from new debt	5,000	—
Loan fees	(25)	—
Repayment of capital leases	(1,912)	(990)

Net cash provided by (used in) financing activities	6,479	(870)

Net increase (decrease) in cash and cash equivalents	(5,055)	(11,035)
Cash and cash equivalents, beginning of year	7,951	18,986

Cash and cash equivalents, end of year	$2,896	$7,951

See accompanying notes to the consolidated financial statements.

Revett Mining Company, Inc.

Consolidated Statements of Cash Flows, continued

(expressed in thousands of United States dollars)

Years ended December 31,

	2014	2013
Supplementary cash flow information:
Cash paid for interest	$113	$57
Cash paid for income taxes	—	192
Non cash transactions:
Other receivable for insurance recovery on damaged equipment	—	1,097

See accompanying notes to the consolidated financial statements.

Revett Mining Company, Inc.

Consolidated Statements of Shareholders’ Equity

(expressed in thousands of United States dollars except for number of shares)

	Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2013	34,492,387	$87,727	—	$(538)	$1,591	$88,780
Issue of shares for exercise of options	49,000	25		—	—	25
Issue of shares for exercise of warrants	55,000	125		—	—	125
Unrealized loss on marketable securities, net of tax	—	—		583	—	583
Stock-based compensation on options granted	—	618		—	—	618
Net loss for the year	—	—		—	(11,575)	(11,575)

Balance, December 31, 2013	34,596,387	88,495	—	45	(9,984)	78,556
Reclassification due to change in par value of common shares		(88,149)	88,149	—	—	—
Issue of shares for exercise of options	158,500	2	77	—	—	79
Issue of shares	4,499,102	45	3,292	—	—	3,337
Issue of shares for compensation	20,000	—	16	—	—	16
Reclassification of gain on sale of marketable securities, net of tax	—	—	—	(45)	—	(45)
Stock-based compensation on options granted	—	—	403	—	—	403
Net loss for the year	—	—	—	—	(61,923)	(61,923)

Balance, December 31, 2014	39,273,989	$393	$91,937	$—	$(71,907)	$20,423

See accompanying notes to the consolidated financial statements.

Revett Mining Company, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2014 and 2013

(expressed in thousands of United States dollars unless otherwise stated)

1. Nature of operations and Liquidity

Revett Mining Company, Inc. (“Company”) (formerly known as Revett Minerals Inc.) was incorporated in Canada in August 2004 to acquire Revett Silver Company and undertake a public offering of its common shares, transactions that were completed in February 2005. Revett Silver Company, a Montana corporation, was organized in April 1999 to acquire the Troy mine (“Troy”) and the Rock Creek project (“Rock Creek”) from ASARCO Incorporated and Kennecott Montana Company, transactions that were completed in October 1999 and February 2000. Revett Mining Company changed its jurisdiction of incorporation (from Canada to Delaware) and its name (from Revett Minerals to Revett Mining Company) on February 18, 2014, following approval by shareholders at a special meeting held on January 24, 2014. The Company conducts business through four Montana corporations, all subsidiaries of its wholly-owned Revett Silver Company subsidiary: Troy Mine, Inc., RC Resources Inc., Revett Exploration, Inc. and Revett Holdings, Inc.

Troy is an underground silver and copper mine located in northwestern Montana. ASARCO operated the mine from 1981 to 1993, and then placed it on care and maintenance because of low metals prices. We restarted mining operations in late 2004 and commenced commercial production in early 2005. We operated Troy continuously until December 2012, when operations were suspended due to unstable ground conditions in portions of the mine. After an unsuccessful attempt to find an alternative route to our reserve mining areas, a decision was made to construct a new decline from the main haulage route to the North C Beds, giving access to the A and C Beds, and then continue to the undeveloped I Bed mining areas. After successfully reaching the North C Beds in the fourth quarter of 2014 and resuming limited ore production, the Company decided, due to low metal prices, to place the Troy Mine on care and maintenance. Development work to the I Beds ceased and the milling operations continued through the end of January 2015. An orderly shutdown took place during the month of February 2015 with the expectation that development and operations may resume in a more favorable metals price environment.

Liquidity Considerations and Going Concern

The accompanying consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern. The Company does not have sufficient cash to fund normal operations and meet debt obligations for the next twelve months without deferring payments on certain current liabilities and/or raising additional funds. The Company’s continued losses and lack of capital raise substantial doubt about the Company’s ability to continue as a going concern. Although the Company has raised some additional capital in 2014 (See Note 11), the Company has not raised sufficient external financing to meet its obligations and provide access to Troy mine ore reserves. On March 26, 2015, the Company entered into an agreement and plan of merger with Hecla Mining Company (“Hecla”), pursuant to which, and subject to the approval of the Company’s shareholders and the satisfaction of other conditions specified in the agreement, the Company would merge with and into Hecla(See Note 20 – Subsequent events). If our proposed merger with Hecla is not completed, we will necessarily have to seek additional capital or consider other alternatives, which could include liquidating some or all of our assets in order to fund our debt and capital spending requirements. There is no assurance our financing efforts will be successful under current market conditions. Our business has been materially and adversely affected by the decline in copper and silver prices and by the suspension of commercial mining operations at Troy.

Since the Troy mine has been placed into care and maintenance there is no assurance that the mine will resume production and therefore, the Company determined that there was impairment of its property, plant and equipment as of December 31, 2014 (see Note 5).

The Company’s earnings and cash flows are subject to copper and silver price volatility. In addition, the Company’s continuing operations in the long-term and the underlying value and recoverability of the Rock Creek property are dependent upon the existence of economically recoverable mineral reserves, obtaining the necessary operating permits for the Rock Creek property and future profitable production or sufficient proceeds from the sale of the Rock Creek property.

2. Changes affecting the 2014 consolidated financial statements and future accounting changes:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.

The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 introduces an explicit requirement for management to assess and provide certain disclosures if there is substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016. Early adoption is permitted. The Company expects to adopt this guidance when effective, and upon adoption, will evaluate going concern based on this guidance.

3. Significant accounting policies

(a) Basis of presentation:

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U. S. GAAP”) and include the accounts of the Company’s wholly-owned subsidiary, Revett Silver, and Revett Silver’s wholly owned subsidiaries. All inter-company balances and transactions have been eliminated on consolidation.

(b) Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes and the disclosure of contingent assets and liabilities at the date of the financial statements. Significant areas requiring the use of estimates include the recoverability of mineral property, plant, and equipment, the determination of the reclamation, assumptions used in determining the fair value of stock-based compensation, determination of valuation allowances for recoverability of income tax assets, measurement of concentrate inventory, expected economic lives and rates for depreciation, depletion, and amortization, the fair value of certain financial instruments and the estimates of mineral reserves and mine life. Actual results may differ from these estimates.

(c) Cash and cash equivalents:

Cash and cash equivalents consist of funds deposited with various financial institutions in accordance with our cash management policy and all short-term money market instruments which, on acquisition, have an original maturity of three months or less. The Company’s cash and cash equivalents are not subject to any restrictions.

(d) Short-term investments and available for sale securities:

The Company determines the appropriate classification of investments at the time of purchase and re-evaluates such determinations at each reporting date. Marketable equity securities are categorized as available for sale and carried at fair market value with changes recorded in accumulated other comprehensive income (loss).

Realized gains and losses on the sale of securities are recognized on a specific identification basis. Unrealized gains and losses are included as a component of accumulated other comprehensive income (loss), unless an other than temporary impairment in value has occurred, in which case such accumulated loss would be charged to current period net income (loss). Unrealized gains and losses originally included in accumulated other comprehensive income are reclassified to current period net income (loss) when the sale or determination of other than temporary impairment of securities occurs.

(e) Revenue recognition:

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and no obligations remain, collection is reasonably assured, and price is reasonably determinable. When the Company is in production, copper and silver concentrates are sold under pricing arrangements where final prices are determined by quoted metal prices in periods subsequent to the date of sale. Revenues are recorded at the time of sale based on forward prices for the expected date of final settlement and are re-valued at each period end. Therefore, revenue from the sale of metals in concentrate are subject to mark-to-market adjustments and adjustment upon final settlement of estimated metal prices, weights, and assays. Adjustments to revenue for metal prices are recorded monthly and other adjustments are recorded on final settlement. The Company establishes a provision for losses on accounts receivable if it becomes probable it will not collect all or part of the outstanding balance. The Company has reviewed collectability of the receivable balance and concluded that no reserve for uncollectable receivables was necessary at December 31, 2014. The Company’s receivables from its one customer have had no history of un-collectability.

(f) Stock-based compensation:

The Company has an equity incentive plan which is described in Note 11. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model. Compensation costs related to stock options are included in administrative and general expenses.

(g) Loss per share:

Basic loss per common share is calculated using the weighted average number of common shares issued and outstanding during the year. Diluted loss per common share is calculated using the treasury stock method, which assumes that the proceeds to be received on exercise of outstanding stock options and warrants are used to repurchase shares of the Company at the average market price of the common shares for the year. Stock options and warrants are included in the calculation of diluted earnings per common share only if earnings are positive and to the extent the market price of the common shares exceeds the exercise price of the stock options and warrants.

(h) Foreign currency translation:

The Company’s functional currency for all subsidiaries is the United States dollar. Transactions and account balances originally stated in currencies other than the United States dollar have been translated into United States dollars as follows:

•	Revenue and expense items at the rate of exchange in effect on the dates they occur.

•	Non-monetary assets and liabilities at historical exchange rates, unless such items are carried at market, in which case they are translated at the exchange rate in effect on the balance sheet date.

•	Monetary assets and liabilities at the exchange rate in effect at the balance sheet date.

Transaction gains and losses are recorded in the statement of operations in the period in which they occur.

(i) Inventories:

Material and supplies are valued at the lower of average cost or market. Stockpiled ore and work-in-process inventory are valued at the lower of the average production cost or net realizable value after an allowance for additional processing costs. Finished goods inventory, which consists of copper and silver concentrate available for sale, is valued at the lower of the average production cost or net realizable value. Production costs include the cost of raw materials, direct labor, mine site overhead expenses, and depreciation and depletion of mineral property, plant, and equipment.

(j) Mineral property, plant and equipment:

Exploration costs are expensed as incurred. Costs related to the acquisition of property and mineral rights, construction of production facilities, and the development of mine infrastructure are capitalized. Costs of permitting, evaluation, and feasibility are only capitalized upon completion of an analysis which demonstrates the economic viability of the mineral deposit. Specifically, drilling and related costs incurred on sites without an existing mine and on areas outside the boundary of a known mineral deposit that contains proven and probable reserves are exploration expenditures and are expensed as incurred. Drilling and related costs incurred to define and delineate a residual mineral deposit that has not previously been classified as a proven or probable reserve at a development stage or production stage mine will only be capitalized when management determines there is sufficient evidence that the expenditure will result in a future economic benefit to the Company when the expenditure is made.

Management evaluates whether or not there is sufficient geologic and economic certainty of being able to convert a mineral deposit into a proven or probable reserve at a development stage property, based upon the known geology and metallurgy, existing or planned mining and processing facilities, and existing operating permits and environmental programs. Costs are only capitalized when the following conditions have been met: (i) there is a probable future economic benefit to the Company; (ii) the Company has or can obtain the economic benefit and control access to it; and (iii) the transaction or event giving rise to the economic benefit has already occurred. Once commercial production has commenced, these costs are amortized using the units-of-production method based on proven and probable reserves. Production facilities and equipment are stated at cost and are depreciated using the units-of-production method at rates sufficient to depreciate the assets over their estimated useful lives, not to exceed the life of the mine to which the assets relate. Vehicles and office equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to six years. Maintenance and repairs are charged to operations as incurred.

(k) Impairment of long-lived assets:

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount exceeds the estimated undiscounted cash flows, an impairment loss is recognized based on the difference between the estimated fair value of the asset and its carrying value.

Management’s estimates are subject to risks and uncertainties of changes affecting the recoverability of the Company’s investment in its mineral property, plant, equipment, and mine development. Management’s estimates of these factors are based on expected future conditions. Nonetheless, it is reasonably possible that in the near term, changes that would adversely affect management’s estimate of net cash flows expected to be generated from its properties could occur. At December 31, 2014 the Company determined that an impairment write down of the long-lived assets was required (See Note 5).

(l) Reclamation and remediation:

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. The Company recognizes the fair value of future reclamation and remediation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, development, and/or normal use of the asset, if a reasonable estimate of fair value can be made. The liability is measured initially at fair value and the resulting cost capitalized into the carrying value of the related assets. In subsequent periods, the liability is adjusted for accretion of the discount and any change in the amount or timing of the underlying cash flows. The asset retirement cost capitalized to the related asset is depreciated over the remaining life of the asset.

It is reasonably possible that the ultimate cost of remediation and reclamation could change in the future due to uncertainties associated with defining the nature and extent of environmental contamination, the application of laws and regulations by regulatory authorities and changes in remediation technology. The Company continually reviews its accrued liabilities as evidence becomes available indicating that its remediation and reclamation obligations may have changed. Any such increases in costs could materially impact the future amounts charged to operations for reclamation and remediation obligations and are accounted for as a change in estimate.

(m) Income taxes:

The Company recognizes provision for income taxes based on the asset and liability method. The Company recognizes deferred income tax assets and liabilities and the expected income tax consequences of events that have been recognized in its financial statements. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the periods in which the temporary differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the date of enactment. The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will not be realized.

(n) Hedging instruments:

The Company may utilize derivative financial instruments to reduce cash flow risk relating to copper and silver sales.

The Company recognizes derivative financial instruments on a mark-to-market basis with changes in fair value recognized in revenues for the period. Contracts designated as held for normal purchase and sale are not accounted for as derivatives and the effect of these contracts are accounted for only in the period of settlement.

(o) Other comprehensive income:

Other Comprehensive income (loss) includes all changes in equity from non-owner sources. All the activity in other comprehensive income (loss) relates to gains and losses on available for sale securities.

4. Inventory

The major components of the Company’s inventory accounts are as follows as of December 31:

	2014	2013
Concentrate inventory	$1,248	$530
Material and supplies	3,325	3,603

	$4,573	$4,133

The Company recognized a loss of $1.2 million and $0.2 million, respectively, during the years ended December 31, 2014 and 2013 due to the decline in market value of concentrate inventory.

5. Mineral Property, Plant, Equipment, and Mine Development

The major components of the Company’s mineral property, plant, and equipment accounts as of December 31 are as follows:

	2014	2013
Troy:
Mineral reserves and development costs	$2,460	$18,322
Plant and equipment	2,320	13,931
Construction in progress	1,595	808
Buildings and structures	910	5,613

	7,285	38,674
Rock Creek:
Mineral properties	8,022	34,976
Other, corporate	953	4,330
Other, mineral properties	28	118

	16,288	78,098
Accumulated depreciation and depletion:
Troy property acquisition and development costs	—	(7,332)
Troy plant and equipment	—	(3,861)
Troy buildings and structures	—	(1,630)

	—	(12,823)
Other corporate assets	—	(167)

	—	(12,990)

	$16,288	$65,108

Due to the Troy mine being placed on care and maintenance and with no assurance that the mine will resume production, the Company determined that there was an impairment of property, plant and equipment as of December 31, 2014. The estimated fair value of the long-lived assets was determined using a market approach based on an accepted offer to sell the Company for $20.4 million (See Note 20 – Subsequent events). The impairment charge of $54.7 million was allocated to each long-lived asset class on a relative carrying value basis as per Accounting Standards Codification (“ASC”) 360-10. This impairment has resulted in a new cost basis for the property plant and equipment and future depreciation will be based on this carrying value.

During the first ten months of 2014 and all of 2013, there was no depreciation and depletion expense associated with the Troy operations because there was no production. In late 2014 the Company resumed limited mill production resulting in some depreciation in 2014. The net book value of assets under capital leases at December 31, 2014 and 2013 was nil and $2.1 million, respectively. During the years ended December 31, 2014 and 2013, the Company capitalized labor, supplies, and construction costs relating to the development of the I-Bed section of the Troy Mine.

During 2013, certain equipment at the Troy Mine with a net book value of $1.1 million was damaged and deemed unusable. Included in Other Receivables at December 31, 2013 is $1.1 million which is the minimum amount expected to be recovered from our insurance carriers. The Company received $1.9 million in 2014 from the insurance carriers.

Included in other corporate assets is Revett Holdings Inc., a wholly owned subsidiary of Revett Silver Company, mitigation lands with a carrying value of $0.8 million ($3.6 million less impairment adjustment of $2.8 million). This land and other land not essential to our mining operations are designated as grizzly bear habitat mitigation land. The property costs for Rock Creek will be amortized when the property is placed into production, or written off if Rock Creek cannot be developed.

6. Available for sale securities

Available for sale securities are comprised of publically traded common stocks which have been valued using quoted market prices in active markets. The following table summarizes the Company’s available for sale securities at December 31:

2013
Cost	$1,499
Impairment charge	(969)
Unrealized gain	70

Fair value	$600

During the year ended December 31, 2014, the Company sold all of its available for sale equity securities for approximately $1.0 million, and recognized a gain of $0.4 million. During the year ended December 31, 2013, the Company sold a portion of its available for sale equity securities for gross proceeds of approximately $0.4 million and recognized a loss of $0.4 million. In addition, the Company recognized an impairment charge of $1.0 million during 2013.

7. Warrant derivative liability

Some of the Company’s issued and outstanding common share purchase warrants had exercise prices denominated in a foreign currency (Canadian dollar). These warrants were required to be treated as a derivative liability as the amount of cash the Company was to receive on exercise of the warrants varied depending on the exchange rate. These warrants were classified as a derivative liability and recognized at fair value. Changes in the fair value of these warrants were recognized in earnings until the warrants were exercised or expired. The Company recognized a gain of $63 thousand from the change in fair value of the warrants for the year ended December 31, 2013.

During the year ended December 31, 2013, warrant holders exercised 55,000 warrants for proceeds to the Company of $0.1 million. In conjunction with this exercise, the fair value of these warrants on the date of the exercise of $0.1 million was reclassified to common stock. The remainder of the unexercised warrants expired on August 24, 2013.

The following table presents the reconciliation of the fair value of the warrants for the year ended December 31, 2013:

2013
Balance, beginning of year	$93
Gain on warrant derivatives	(63)
Warrants exercised	(30)

Balance, end of year	$—

8. Restricted cash and other assets

On March 29, 2005, the Company purchased from a North American insurance company an environmental risk transfer program (the “ERTP”). The total spending for the ERTP was $8.4 million. Of this $8.4 million paid, $6.5 million was deposited in an interest-bearing account with the insurer (the “Commutation Account”). The Commutation Account principal plus interest earned are reserved exclusively to pay the Company’s existing reclamation and mine closure liabilities at Troy. If the costs of reclaiming Troy are less than the value of the Commutation Account at that time, the Company will be entitled to a refund of the amount of the trust fund not expended. If the reclamation costs exceed the value of the Commutation Account, the insurance company will fund the excess up to a maximum limit of $16.8 million of total expenditures (including the amount funded by the Commutation Account). The policy expires in 2020 and the Company has not recorded a receivable related to the ERTP since it is not probable that any amounts will be realized from the insurance company (other than the amount in the Commutation Account) prior to the expiration of the policy. At December 31, 2014 and 2013, the Commutation Account balance was $6.5 million.

The remaining $1.9 million paid comprises premiums paid to the insurer and Montana state taxes on the ERTP transaction. This remaining amount is being amortized over the life of the Troy Mine on a units-of-production basis. At December 31, 2014, the balance for the prepaid insurance was $0.7 million, which is included in long term assets.

9. Debt and capital lease obligations

At December 31, 2014 and 2013, the balance of the Company’s long-term debt and capital lease obligations were as follows:

	2014	2013
Capital leases and note payable	$4,377	$1,289
Less current portion	(4,377)	(925)

Long term portion	$—	$364

(a) Capital leases and note payable:

The Company entered into a new note payable in August 2014. The amount borrowed was $5 million with a 30 month term and a 6.25% interest rate. Monthly principal and interest payments are $0.2 million ($2.2 million annually). The note is collateralized by certain equipment at the Troy Mine. The Company used a portion of the proceeds to pay off the two remaining capital leases which principal balances were approximately $0.4 million. The total balance is recorded as current since the Company does not anticipate being able to pay the amounts due in 2015 and therefore, will be in default on the note.

(b) Revolving credit facility:

On December 10, 2011, the Company entered into a revolving credit agreement with Societe Generale. No funds were drawn under the facility. In August 2014, the Company and Societe Generale mutually agreed to terminate this credit agreement. During the three months ended March 31, 2013, the Company expensed the remaining unamortized deferred loan fee balance of $0.6 million, which is included in interest expense.

10. Reclamation and remediation liability

The Company’s mining properties are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company believes its operations are in compliance with all applicable laws and regulations.

The Company has recorded a reclamation liability for the estimated costs of reclaiming Troy. The Montana Department of Environmental Quality (“DEQ”) looks to the Company as primary obligor of the reclamation liabilities, and required the Company to post a reclamation bond in the amount of $12.9 million. The Company has purchased an environmental risk transfer program which will fund the expected reclamation and remediation liability at Troy and also provides cash collateral of $6.5 million as security to the DEQ for the required reclamation bond (Note 8).

Changes in the reclamation liability for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013
Reclamation and remediation liability, beginning of year	$4,613	$5,598
Reduction in present value of liability due to mine life extension and change in estimated costs, net	(226)	(1,461)
Accretion expense	382	476

Reclamation and remediation liability, end of year	$4,769	$4,613

In 2013, the estimated end of the operating life of Troy was extended from 2020 to 2026, as a result, the increase in mineral reserves resulted in an overall decrease of the reclamation and remediation liability for 2013. In 2014, the estimated end of the operating life of Troy was extended from 2026 to 2027. The total undiscounted amount, without consideration of inflation, of the estimated future expenditures required to settle the environmental remediation obligation at December 31, 2014 was $8.5 million. The environmental remediation expenditures are expected to start beginning in 2028. Without consideration of inflation, the Company discounted the obligation using the historical discount rate at the time the reclamation liability was established of 8.5%. The incremental increase in the liability as a result of additional inflation cost due to increase in mine life was added as new layers in 2014 and 2013, and discounted at the Company’s current credit-adjusted risk-free rate of 7.25% for both layers, respectively. Other assumptions used by management to determine the carrying amount of the asset retirement obligation are: labor costs based on current market place wages required to hire contractors to carry out reclamation activities; market risk premium for unforeseeable circumstances; and the rate of inflation, over the expected years to settlement.

11. Share Capital

Common stock:

During the first quarter 2014, the Company shareholders approved a change of jurisdiction of incorporation from Canada to the United States (the “Domestication”). As a result, the Company became Revett Mining Company, Inc., a Delaware corporation. As a result of this change, a par value of $0.01 was established for shares of common stock which previously had no par value. The Company has one class of $0.01 par value common stock of which 100,000,000 are authorized for issue. The holders of common stock are entitled to receive dividends without restriction when and if declared by the board of directors. Holders of the Company’s common stock are not entitled to preemptive rights to acquire additional shares of common stock and do not have cumulative voting rights.

During the year ended December 31, 2014, the Company issued 158,500 common shares on exercise of stock options for cash proceeds of $79 thousand, issued 4,499,102 common shares on sale of common shares through a private placement for cash proceeds of $3.3 million and issued 20,000 common shares for compensation with a fair value of $16 thousand.

During the year ended December 31, 2013, the Company issued 49,000 common shares on exercise of stock options for cash proceeds of $0.03 million, and issued 55,000 common shares on exercise of warrants for cash proceeds of $0.1 million.

Preferred Stock:

The Company is authorized to issue an unlimited number of no par preferred stock. The Company’s Board of Directors is authorized to create any series and, in connection with the creation of each series, to fix by resolution the number of shares of each series, and the designations, powers, preferences, and rights; including liquidation, dividends, conversion and voting rights, as they may determine. At December 31, 2014 and 2013, no preferred stock was issued or outstanding.

Stock options:

The Company has an Equity Incentive Plan (the “Plan”), the purpose of which is to enable the Company to attract and retain employees and to provide a means of compensating those employees, directors, officers and other individuals or entities integral to the Company’s success. The Plan is administered by the Company’s Board of Directors.

The Plan requires the Company to reserve and have available for issue, 6,500,000 common shares, less that number of common shares reserved for issuance pursuant to stock options granted. The aggregate number of common shares that may be issued to any holder or awarded to any grantee under the Plan may not exceed 5% of the outstanding common shares. Vesting of options is at the discretion of the Board at the time the options are granted.

The Plan authorizes the Company to reserve and have available for issue 1,930,039 shares of common stock as of December 31, 2014 and 3,076,500 options are issued and outstanding. As of December 31, 2014, the intrinsic value of options outstanding and exercisable was $ nil. As of December 31, 2014 and 2013, there was no unrecognized compensation cost related to unvested stock options.

As of December 31, 2014, the following stock options were outstanding:

Options Granted	Options Exercisable	Exercise Price	Expiration Date
183,000	183,000	2.15	March 30, 2015
10,000	10,000	1.17	September 6, 2015
7,500	7,500	2.16	September 22, 2015
6,500	6,500	4.98	September 22, 2015
7,000	7,000	4.18	September 22, 2015
25,000	25,000	0.79	September 22, 2015
20,000	20,000	2.50	November 1, 2015
2,500	2,500	5.93	September 6, 2016
20,000	20,000	1.17	September 6, 2016
470,500	470,500	4.98	March 21, 2016
15,000	15,000	1.26	August 26, 2016
60,000	60,000	0.79	March 29, 2017
596,500	596,500	4.18	April 1, 2017
20,000	20,000	3.77	May 3, 2017
610,500	610,500	2.16	March 21, 2018
957,500	957,500	0.79	March 29, 2019
30,000	30,000	0.77	May 29, 2019
20,000	20,000	1.00	August 19, 2019
15,000	15,000	1.20	August 19, 2019

3,076,500	3,076,500	$2.50

The summary of stock options granted and outstanding is as follows:

	2014		2013
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding, beginning of year	2,511,500	$3.28	2,452,000	$3.86
Granted	1,155,000	0.80	1,124,500	2.13
Cancelled or forfeited	(431,500)	3.23	(1,016,000)	3.54
Exercised	(158,500)	0.50	(49,000)	0.52

Outstanding, end of year	3,076,500	$2.50	2,511,500	$3.28

Options exercisable	3,076,500	$2.50	2,511,500	$3.28

The weighted average fair value of options granted during the years ended December 31, 2014 and 2013 was $0.35 and $0.46 per share, respectively. The fair value of stock options granted was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

(i)	Risk-free interest rate: 0.24% to 0.68% (2013 – 0.33% to 0.97%).

(ii)	Expected life: 1.5 – 2.5 years (2013 – 2.0 – 3.0 years).

(iii)	Volatility: 69% - 87% (2013 – 52% – 60%).

(iv)	Expected dividends – nil.

The Company has utilized the simplified method to determine the expected term assumption in the fair value calculation for stock options granted during the years ended December 31, 2014 and 2013. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method.

Total stock-based compensation recognized during the years ended December 31, 2014 and 2013 was $0.4 million and $0.6 million, respectively. During 2014 and 2013, a total of $0.2 million and $0.4 million stock option compensation was attributable to the Troy Mine employees and is included in the amounts reported in general and administrative expense.

Stock Purchase Warrants:

There were no stock purchase warrants outstanding at December 31, 2013. During the year ended December 31, 2014, the Company issued 2,249,549 stock purchase warrants for the purchase of common shares of Revett Mining Company, Inc. These warrants have an exercise price of $1.00 and expire in March 2016.

No warrants were exercised or expired during the year ended December 31, 2014. For the year ended December 31, 2013, no warrants were issued, 55,000 warrants were exercised and 1,108,438 warrants expired.

12. Income taxes

The Company’s income tax benefit for the years ending December 31 is as follows:

	2014	2013
Federal:
Current	$—	$20
Deferred	—	(5,250)

Total Federal	—	(5,230)

State:
Current	—	—
Deferred	—	(607)

Total income tax benefit	$—	$(5,837)

Domestic and foreign components of loss from operations before income taxes for the years ended December 31, are as follows:

	2014	2013
Domestic	$(61,835)	$(17,200)
Foreign	(88)	(212)

Total	$(61,923)	$(17,412)

The annual tax benefit is different from the amount that would be provided by applying the statutory federal income tax rate to the pre-tax loss. The reasons for the differences are as follows:

	2014		2013
Income tax at statutory rate	$(21,673)	(35.0%)	$(6,094)	(35.0%)
Effect of state taxes	(2,505)	(4.0%)	(791)	(4.4%)
Effect of foreign taxes	—	—	25	0.1%
Forfeiture of Canadian tax attributes	2,787	4.5%	—	—
Change in valuation allowance	20,878	33.7%	3,350	19.2%
Percentage depletion	—	—	(2,503)	(14.4%)
Stock based compensation	140	0.2%	179	1.0%
Other	373	0.6%	(3)	—

Income tax benefit	—	0.0%	$(5,837)	(33.5%)

The significant components of the Company’s deferred income tax assets and liabilities at December 31, 2014 and 2013 are as follows:

	2014	2013
Deferred income tax assets:
Reclamation and remediation	$1,865	$1,803
Net operating losses:
United States	20,722	16,826
Canada	—	2,764
Mineral property, plant and equipment	3,026	—
Other assets	1,330	2,015

	26,943	23,408
Valuation allowance	(26,943)	(6,065)

Deferred income tax assets	—	17,343
Deferred income tax liabilities:
Mineral property, plant, and equipment	—	(17,343)
Investments	—	(25)

Net deferred income tax liability	$—	$(25)

Current deferred tax asset (liability)	$—	$—
Long term deferred tax asset (liability)	—	(25)

Net deferred income tax liability	$—	$(25)

As of December 31, 2014 and 2013, management of the Company used the guidelines contained in ASC 740 and evaluated the positive and negative evidence available to determine whether a valuation allowance against the deferred tax assets should be established. Management has determined that the Company’s negative evidence of a cumulative loss position after significant permanent differences and the lack of future taxable income based on current conditions regarding the Troy mine outweighed the positive evidence. Management believes that it is more likely than not the deferred tax assets will not be recovered. Therefore a valuation allowance equal to 100% of the net deferred tax assets has been recorded.

At December 31, 2014 and 2013, the Company has United States net operating loss carry forwards of approximately $53.9 million and $43.8 million, respectively, that expire at various dates between 2024 and 2034. Montana State net operating losses of approximately $41.9 million and $34.4 million, respectively, expire at various dates between 2015 and 2021.

The Company has a net capital loss carry forward of approximately $0.1 million and $1.4 million that expires in 2017 and 2018, respectively, and $0.6 million of AMT credits that do not expire.

During the year ended December 31, 2014, the Company exited Canada (see Note 1). Approximately $10.6 million of Canadian net operating loss carry forwards from 2013 were forfeited at that time.

The Company has no unrecognized tax benefits as of December 31, 2014 or 2013, and there was no change in unrecognized tax benefits during the current year. The Company has not provided for any interest or penalties associated with any uncertain tax positions. If interest and penalties were to be assessed, the Company’s policy is to charge interest to interest expense, and penalties to other operating expense. It is not anticipated that there will be any significant changes to unrecognized benefits within the next 12 months. Currently tax years 2012-2014 remain open for examination by the United States taxing authorities. Net operating losses prior to 2012 could be adjusted during an examination of open years.

13. Comprehensive income

The components of other comprehensive income for the years ended December 31, are as follows:

	2014	2013
Unrealized gain (loss) on available for sale securities before tax	$359	$(479)

Deferred tax benefit (expense)	—	168

Unrealized gain (loss) on available for sale securities, net of tax	359	(311)

Reclassification of net (gain) loss on sale included in net loss	(429)	1,376
Deferred tax provision	25	(482)

Unrealized (gain) loss on available for sale securities, net of tax	$(45)	$583

14. Derivative instruments

Concentrate Sales Contracts

The Company enters into concentrate sales contracts with third-party buyer. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices and the provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative, which is the final settlement based on a future price, does not qualify for hedge accounting. These embedded derivatives are recorded in Concentrate settlement and other receivables on the consolidated balance sheet and are adjusted to fair value through earnings each period until the date of final settlement.

Warrant Derivative Liabilities

Some of the Company’s issued and outstanding common share purchase warrants have exercise prices denominated in a foreign currency (Canadian dollar). These warrants are required to be treated as a derivative liability as the amount of cash the Company will receive on exercise of the warrants will vary depending on the exchange rate. These warrants are classified as a derivative liability and recognized at fair value. See discussion of the warrant derivative liabilities in Note 7.

The following represent changes in fair value gains on derivative instruments during the year ended December 31, 2013:

2013
Revenue	$628
Gain on warrant derivative	63

15. Commitments and Contingencies

Litigation

As at December 31, 2014, there are no legal proceedings outstanding for either the Company or any of its subsidiaries.

Operating Leases

The Company has entered into a number of operating leases relating to equipment used in the production and transportation of the copper concentrate produced at Troy. All such leases expire in 2015 and many may be renewed annually. Total operating lease expense recognized for the years ended December 31, 2014 and 2013 was $0.4 million and $0.4 million, respectively. The obligations in 2015 under the terms of these leases are $0.4 million.

Royalty

There is a 3% gross smelter return payable to Royal Gold over the life of the Troy Mine commencing with production on and after July 1, 2010. There is also a 1% net smelter return payable to Royal Gold over the life of the Rock Creek Mine commencing when commercial production is achieved.

Retirement Plan

The Company maintains a discretionary defined contribution plan, which is available to all employees after completion of one month of service. The Company may, at its discretion, match an employee’s contribution up to 5% of the employee’s compensation. The Company can also choose to make additional contributions. The Company’s contributions were approximately $0.2 million in 2014 and $0.2 million in 2013.

16. Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, available for sale securities, restricted cash, and accounts payable and accrued liabilities approximate fair value due to their short time to maturity or ability to immediately convert them to cash in the normal course. The carrying value of concentrate settlement payable or receivable is marked to market each month using quoted forward prices as of the last trading day of each month, and accordingly are recognized at fair value. The carrying values of capital lease and notes payable obligations approximate fair market values as they are based on market rates of interest.

The Company classifies financial instruments recognized at fair value in accordance with a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Fair Value Measurement on a Recurring Basis
	Fair value at December 31, 2014
	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$2,896	$2,896	$—	$—

	Fair value at December 31, 2013
	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$7,951	$7,951	$—	$—
Available for sale securities	600	600	—	—

The Company’s cash and cash equivalent instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

The Company’s available for sale securities are valued using quoted market prices, and accordingly, are included in Level 1.

The Company’s concentrate receivable, which includes provisionally priced sales, are valued using pricing models and the Company generally uses similar models to value similar instruments. Where possible, the Company verifies the values produced by its pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, and correlations of such inputs. Such instruments are typically classified within Level 2 of the fair value hierarchy.

At December 31, 2014, the Company recorded an impairment loss on its property and equipment based upon its estimated fair value as follows:

Fair Value Measurement on a Nonrecurring Basis
	December 31, 2014
	Level 3	Impairment Loss Recognized
Property and Equipment	$16,288	$54,724

The net carrying value of property and equipment was $71.0 million prior to the impairment loss. The estimated fair value at December 31, 2014 was determined using the market approach which was based upon an accepted offer to sell the Company (See Note 20 – Subsequent events). The key variable utilized was the price per share included in the accepted offer. Because the fair value was based on unobservable inputs, the valuation is classified within Level 3 of the fair value hierarchy.

17. Segment Information

The Company considers itself to operate in a single segment being copper and silver mining and related activities including exploration, development, mining, and processing. All revenues earned and mineral, property, plant and equipment are located in the United States. For all periods presented, all revenues and concentrate settlements receivable are from one customer pursuant to a concentrate sales agreement.

18. Loss Per Common Share

Options and warrants to purchase 5,326,049 and 2,511,500 shares of the Company’s common stock were excluded from the computation of diluted earnings per share for the year ended December 31, 2014 and 2013, respectively, because they were anti-dilutive.

19. Related Party Transactions

Trafigura AG has a contract to purchase the silver and copper concentrates produced at Troy. Trafigura Beheer B.V., which is affiliated with Trafigura AG, is the beneficial owner of more than five percent of our outstanding common shares, and is therefore a related party. Trafigura AG did not pay us anything during the years ended December 31, 2014 and 2013, owing to the fact that we produced no concentrate at Troy during the period.

20. Subsequent Events

On March 26, 2015, the Company entered into an agreement and plan of merger with Hecla, pursuant to which, and subject to approval of the Company’s shareholders and the satisfaction of other conditions specified in the agreement, the Company would merge with and into Hecla in a share exchange transaction in which the Company’s stockholders would receive 0.1622 share of Hecla common stock for each share of common stock of the Company. Total consideration of $0.52 per share is payable in shares of Hecla’s common stock using an exchange ratio of 0.1622 of a share for every share of the Company. The total fair value of this offer is approximately $20.4 million. This offer to merge is not complete and is subject to the Company’s shareholders approval, which may or may not happen until mid-2015.